Exhibit 99.1

NEWS RELEASE
Transcat, Inc. 35 Vantage Point Drive • Rochester • NY • 14624 • Phone: (585) 352-7777

IMMEDIATE RELEASE

Transcat Chief Financial Officer, John J. Zimmer, to Retire in 2016

MichaeI J. Tschiderer joins Transcat as Vice President of Finance to transition to Chief Financial Officer on March 27, 2016

ROCHESTER, NY, December 10, 2015 – Transcat, Inc. (NASDAQ: TRNS) (“Transcat” or the “Company”), a leading provider of accredited calibration and compliance services and distributor of professional grade handheld test, measurement and control instrumentation, announced today that following a distinguished, 30-year career in finance and accounting, John J. Zimmer, Senior Vice President of Finance and Chief Financial Officer, will retire from Transcat in 2016. The Company also announced that MichaeI J. Tschiderer has joined Transcat, effective today, as Vice President of Finance and will succeed Mr. Zimmer as Chief Financial Officer on March 27, 2016.

Commenting on his decision to retire, Mr. Zimmer stated, “It has been a privilege serving as Transcat’s CFO during the past nine years. As a team, we have built a strong business with excellent people that deliver high-quality products and services to our continually expanding customer base. We achieved scale through acquisition and organic growth in our calibration services business and significantly grew our distribution business. With great confidence in the Company’s future, I look forward to watching Transcat succeed as I turn to a new chapter in life. I envision a seamless transition with Mike, after which I will turn my focus toward my family and pursue other life goals.”

Lee D. Rudow, President and CEO, commented, “John has made many contributions to Transcat and I personally have appreciated his wise counsel. We greatly appreciate John’s outstanding service throughout his tenure, as well as his flexibility in planning his retirement to provide adequate time to transition his responsibilities to Mike. We wish John all the best as he changes course in life.”

Mr. Rudow added, “We are also fortunate to have a financial executive of Mike’s caliber and experience join us. We are confident his financial and business expertise and leadership capabilities will make for a smooth transition as he steps into the role of chief financial officer.”

Over the course of his career, Mr. Tschiderer has served in several senior financial executive positions, including CFO, in technology, telecommunications, manufacturing and environmental energy companies, as well as having Big 4 public accounting experience. He most recently served as Global Controller with LanzaTech, Inc., a global leader in gas fermentation technology that uses waste carbon streams to develop fuels and high-value chemicals. His experience covers the full spectrum of public company financial functions, including financial management, treasury, SEC financial reporting and investor relations. Mr. Tschiderer is a certified public accountant (inactive) and holds a Bachelor of Business Administration from St. Bonaventure University.

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Transcat Chief Financial Officer, John J. Zimmer, to Retire in 2016
December 10, 2015

ABOUT TRANSCAT

Transcat, Inc. is a leading provider of accredited calibration and compliance services, including analytical instrument qualifications, equipment and process validation. The Company is focused on providing best-in-class calibration analytics to highly regulated industries, including life science, aerospace, pharmaceuticals, medical device manufacturing and biotechnology. Transcat performs over 250,000 specialized technical services annually through a variety of delivery options, including permanent and periodic on-site services, mobile calibration services and in-house services (often accompanied by pick-up and delivery). The in-house services are offered through 19 Calibration Service Centers strategically located across the United States, Puerto Rico and Canada. The breadth and depth of measurement parameters addressed by Transcat’s ISO/IEC 17025 scopes of accreditation are believed to be the best in the industry. Transcat also answers the call with cGMP and GLP compliant services.

In addition, Transcat operates as a leading distributor of professional grade handheld test, measurement and control instrumentation, marketing more than 100,000 premier and proprietary brand instruments to approximately 22,000 customers.

Transcat’s growth strategy is to leverage its service capabilities, strong brand and leading distribution platform to drive organic sales growth and to expand its addressable calibration market through acquisitions and capability investments to further realize the inherent leverage of its business model.

More information about Transcat can be found on its website at: Transcat.com.

For more information contact:
John J. Zimmer, Chief Financial Officer
Phone: (585) 352-7777
Email: jzimmer@transcat.com

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Deborah K. Pawlowski, Investor Relations
Phone: (716) 843-3908
Email: dpawlowski@keiadvisors.com

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